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                                                               Exhibit 23(d)(20)

                    FORM OF AMENDMENT TO THE ICAP FUNDS, INC.
                              SUBADVISORY AGREEMENT

     This Amendment (the "Amendment") is dated as of April 30, 2008 between New York Life Investment Management LLC (the "Manager"), on behalf of ICAP Funds, Inc. (the "Company"), and Institutional Capital LLC (the "Subadvisor").

                                   WITNESSETH:

     WHEREAS, the Manager and the Subadvisor are parties to that certain Subadvisory Agreement, which was effective as of August 31, 2006 (the "Agreement"); and

     WHEREAS, the Manager and the Subadvisor wish to add the MainStay ICAP Global Fund to the schedule of Funds serviced under the Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached.

     Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date first above written.


NEW YORK LIFE INVESTMENT MANAGEMENT LLC   INSTITUTIONAL CAPITAL LLC


By:                                       By:
    ----------------------------------        ---------------------------------
Name:                                     Name:
Title:                                    Title:


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                                   SCHEDULE A

                             (as of April 30, 2008)

As Compensation for services provided by Subadvisor the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

Fund                                      Annual Rate
----                                      -----------
MainStay ICAP Equity Fund                 .40% of the average daily net assets of the Fund
MainStay ICAP Select Equity Fund          .40% of the average daily net assets of the Fund
MainStay ICAP International Equity Fund   .40% of the average daily net assets of the Fund
MainStay ICAP Global Fund                 .40% of the average daily net assets of the Fund

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of 1/365th of the annual rate applied to the daily net assets of the Fund.

The subadvisory fee so accrued shall be paid monthly to the Subadvisor.